UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as Amended
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RIOT BLOCKCHAIN, INC.
(Name of Registrant as Specified in its Charter)

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June 27, 2022

Hi this is Jason Les, CEO of Riot Blockchain.

I have an important message to share with you, our shareholders.  I’m come to you from Riot’s Orange County office, and here we’re focused on building and scaling world-class Bitcoin mining operations. It is truly remarkable to reflect on how much our business has grown over the past few years, where we came from, and the incredible opportunity set in front of us today.

We’ve accomplished so much as a Company thus far– from the acquisition of Whinstone and ESS Metron, to the growth of our hosting and self-mining operations. And, I want to thank you, our stockholders, for your continued support and for joining us on this journey.

Our vision is to be the world’s leading Bitcoin-driven infrastructure platform. We’re going to accomplish this by continuing to rapidly scale our Bitcoin mining operations and increasing our hash rate to mine as much Bitcoin as possible, while leveraging our low cost of production. Currently, we are in the process of increasing our deployed Bitcoin mining hash rate to 12.6 EH/s, expanding our Whinstone facility to 700 Mega Watts of capacity, and further increasing our growth capacity with the development of a new 1 Giga Watt site in Corsicana, Texas.

As a shareholder, you can help us accomplish these goals by voting in support of each proposal included in our Proxy Statement at this year’s Annual General Meeting. Your vote is critical in giving Riot the ability to capitalize on opportunities to grow, and in doing so, enhancing value for you, our shareholders.

Specifically, our proposal to increase the number of shares authorized to be issued by Riot will give us the flexibility we need to explore and pursue financing and acquisition opportunities as they arise, and to recruit and retain key talent, who are vital to executing on our growth plans.

It is really important to note that your approval does not mean that the additional authorized shares will be issued, only that they are available if needed in pursuit of these important corporate initiatives to enhance shareholder value.

To vote, please visit www.proxyvote.com and use the control number provided to you in the proxy materials mailed to you, or available through your brokerage.

We thank you, again for your continued support as a shareholder of Riot Blockchain. Your investment and your faith in the Company is valued.